Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR SECOND QUARTER 2019

Operational initiatives deliver improvement in operating loss and free cash flow
Full year 2019 and 2020 guidance reaffirmed

ELYRIA, Ohio - (August 5, 2019) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended June 30, 2019.

Key Metrics (2Q19 versus 2Q18*)

•
Reported net sales decreased 4.2% to $235.9 million and constant currency net sales(a) increased 0.6% as growth in mobility and seating and lifestyle products was offset by a nearly 20% decline, as anticipated, in respiratory sales. Excluding respiratory products, constant currency net sales grew 2.9% on a consolidated basis.

•
Gross margin as a percentage of net sales increased 20 basis points to 27.6% driven primarily by lower freight and material costs as part of the company's continuous improvement initiatives, partially offset by unfavorable foreign exchange.

•	Constant currency SG&A(b) improved by $2.8 million, or 3.8%, driven primarily by restructuring actions implemented in 2018, and lower product liability costs.

•	Operating loss improved by $2.3 million to $4.5 million, primarily related to reduced SG&A expense partially offset by lower gross profit, higher restructuring costs, and unfavorable foreign exchange.

•	GAAP loss per share was $0.38 compared to $0.50. Adjusted net loss per share(c) was $0.31 compared to $0.41.

•	Free cash flow(d) was positive $0.3 million, an improvement of $24.9 million due primarily to reduced working capital and lower operating loss.

•	Adjusted EBITDA(e) was positive $3.6 million, an improvement of $5.2 million driven by reduced operating loss.
Key Financial Results

(in millions USD)	2Q19	2Q18	$ Change	% Change
Net Sales	$235.9	$246.2	$(10.3)	(4.2)%
Constant Currency Net Sales	$247.7	$246.2	$1.5	0.6%
Gross Margin % of Net Sales	27.6%	27.4%		20 bps
Gross Profit	$65.1	$67.3	$(2.3)	(3.4)%
Constant Currency SG&A	$70.9	$73.8	$(2.8)	(3.8)%
Operating Loss	$(4.5)	$(6.8)	$2.3	33.3%
Free Cash Flow	$0.3	$(24.6)	$24.9	--
Adjusted EBITDA	$3.6	$(1.7)	$5.2	--
* Date format is quarter and year in each instance

Executive Summary
Reflecting on the second quarter results, Matt Monaghan, chairman, president and chief executive officer, commented "In the second quarter, we again made substantial improvements to our operating results in line with our transformation plan. We grew consolidated constant currency net sales, with strong growth in Europe and sequential improvements in North America. Operating loss improved by one-third driven by improvements in gross margin and SG&A expense offset by unfavorable foreign exchange. As a result, Adjusted EBITDA improved by more than $5 million to a positive $3.6 million and free cash flow was nearly $25 million better than prior year and prior quarter, resulting in positive cash flow for second quarter.
Per our plan, we have more work to do, and we remain confident in our ability to achieve our long-term objectives. We are experiencing solid overall performance in Europe with meaningful opportunities to drive greater profitability going forward. In North America, our top priority is to drive profitability through a multi-pronged strategy. Our more efficient business processes are yielding higher returns in respiratory despite lower sales versus a year ago. In mobility and seating, we realized above-market unit growth and higher margins with revenue adversely affected by price and mix. As we progress further with our planned supply chain actions and process improvements in the coming quarters, we will be increasingly able to drive share gains with revenue growth at improving margin. We also expect our strong pipeline of new products in mobility and seating will help improve mix and drive growth.
We are confident our business transformation remains on-track and positions us to meet our 2019 goal of at least $20 million of Adjusted EBITDA. And, we expect to achieve our 2020 year-end run-rate goal of $85 to $105 million of Adjusted EBITDA with further growth and improvements over the next six quarters."
Commenting on the financial results, Kathy Leneghan, senior vice president and chief financial officer, stated "We delivered meaningful improvement in Adjusted EBITDA as we continue to make progress on our transformation strategy. It is clear that simplifying the business and previous cost optimization actions are bearing fruit, resulting in lower SG&A expense.
In 2Q19 we generated positive free cash flow of $0.3 million, a significant improvement of approximately $25 million compared to the prior year and sequentially, due to reduced working capital and lower operating loss. While we are pleased with our free cash flow results thus far, we may incur additional costs related to restructuring and capital expenditures in the second half of the year that are supportive of the transformation. For 2019, we continue to expect free cash flow at or favorable to usage of $25 million."

2Q19 Segment Results versus 2Q18

(in millions USD)	Net Sales				Operating Income (Loss)
	2Q19	2Q18	Reported % Change	Constant Currency % Change	2Q19	2Q18	% Change
Europe	$134.0	$138.9	(3.5)%	4.2%	$5.5	$5.2	5.8%
North America	89.6	93.6	(4.3)	(3.9)	(1.2)	(7.3)	82.9%
All Other	12.3	13.7	(10.0)	(3.9)	(7.4)	(4.3)	(71.2)%

Europe - Constant currency net sales increased 4.2% driven by an increase in mobility and seating sales partially offset by decreased sales of lifestyle and respiratory products. Operating income increased $0.3 million or 5.8%, principally due to constant currency net sales growth partially offset by unfavorable sales mix and unfavorable foreign exchange. The negative impact from foreign currency translation was $0.8 million.

North America - Constant currency net sales decreased 3.9%. Respiratory net sales continued to be impacted by previously discussed reimbursement changes and declined $4.4 million or 23.5%. Excluding respiratory, constant currency net sales increased 1.0% driven by higher lifestyle products revenues, partially offset by lower mobility and seating revenue. An increase in mobility and seating unit volume was more than offset by price and mix in the second quarter. Gross margin improved by 150 basis points despite the negative impact of tariffs and related material cost increases of approximately $0.4 million in 2Q19. Operating loss improved by $6.0 million primarily due to improved gross margin and reduced SG&A expense, including improvements in all product categories.

All Other - Constant currency net sales in the Asia Pacific region decreased 3.9% impacted by a slowdown in reimbursement in New Zealand as a result of the government fiscal year-end. Operating loss increased $3.1 million primarily driven by the decrease in net sales and increased corporate stock compensation expense. Operating loss for All Other includes the operating income of the Asia Pacific businesses offset by unallocated SG&A expenses and intercompany eliminations, which do not meet the quantitative criteria for determining reportable segments.

Financial Condition

The company's cash and cash equivalents balances were $89.5 million and $116.9 million at June 30, 2019, and December 31, 2018, respectively. The decrease in cash was the result of funding the operating loss and related working capital as well as continued investment in our transformation strategy.

Free cash flow was a positive $0.3 million, an improvement of $24.9 million compared to 2Q18, and an improvement of $24.7 million sequentially. The improvement was driven by reduced working capital, primarily inventory and accrued expenses, and lower operating loss.
Full Year 2019 and 2020 Guidance Reaffirmed

For the full year 2019 the company continues to expect:

•	Adjusted EBITDA of at least $20 million; and

•	Free cash flow at or favorable to usage of $25 million.

Given the historical seasonal nature of the business and the benefit of previously announced cost reductions, the company anticipates a meaningful improvement in Adjusted EBITDA during the second half of 2019. The company also expects free cash flow to be breakeven in the second half, as improved net loss and inventory reductions will be offset by timing of cash collections from anticipated sales growth, as well as higher capital expenditures and restructuring costs that support the transformation.

The company reaffirms prior guidance and it expects to achieve an Adjusted EBITDA run-rate in the range of $85-$105 million by year-end 2020 with a combination of low single-digit sales growth, gross margin improvements and substantial cost reductions. The company participates in growing markets and believes its long-term economic potential remains strong.

The company believes that a return to positive Adjusted EBITDA driven by operational performance and its balance sheet will support the company's transformation plans and enable the company to address future debt maturities.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its second quarter 2019 financial results on Tuesday, August 6, 2019 at 8:30 AM ET. Those wishing to participate in the live call should dial 888-254-3590, or for international callers 786-789-4797, and enter Conference ID 2961651. A simultaneous webcast of the call will be accessible at https://ctevents.webex.com/ctevents/onstage/g.php?MTID=e1a17454b542e1a6f9b445be8642cac08. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 2961651, through August 13, 2019. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Upcoming Investor Events

•	August 13, 2019 - Needham Med Tech & Diagnostics 1x1 Conference (New York)

•	September 3, 2019 - Baird Global Healthcare Conference (New York)

•	September 10, 2019 - Morgan Stanley Global Healthcare Conference (New York)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, age related, bariatric) conditions. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia Pacific. For more information about the company and its products, visit the company's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including the adverse impacts of new tariffs or increases in commodity prices or freight costs; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental investigations or enforcement actions, including the investigation of pricing practices of one of the company’s former rentals businesses; inability of the company to sustain profitable sales growth or reduce its costs to maintain competitive prices for its products; lack of market acceptance of the company's new product innovations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, in particular the key elements of its enhanced transformation and growth plan; possible adverse effects on the company’s liquidity, including the company's ability to address future debt maturities, that may result from delays in the implementation of, any failure to realize benefits from, its current and planned business initiatives, including its enhanced transformation and growth plan; any failure to achieve anticipated improvements in segment operating loss or convert high inventory levels to cash; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF LOSS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Net sales	$235,858	$246,152	$459,277	$483,212
Cost of products sold	170,792	178,806	332,756	349,349
Gross Profit	65,066	67,346	126,521	133,863
Selling, general and administrative expenses	68,255	73,763	133,496	145,027
Charges related to restructuring activities	1,321	344	2,013	745
Operating Loss	(4,510)	(6,761)	(8,988)	(11,909)
Gain on convertible debt derivatives	(1,470)	(21)	(1,197)	(124)
Interest expense - net	7,602	6,828	14,787	13,541
Loss before Income Taxes	(10,642)	(13,568)	(22,578)	(25,326)
Income tax provision	2,075	2,975	4,025	5,325
Net Loss	(12,717)	(16,543)	(26,603)	(30,651)

Net Loss per Share—Basic	$(0.38)	$(0.50)	$(0.79)	$(0.93)

Weighted Average Shares Outstanding—Basic	33,749	33,169	33,527	33,040

Net Loss per Share—Assuming Dilution *	$(0.38)	$(0.50)	$(0.79)	$(0.93)

Weighted Average Shares Outstanding—Assuming Dilution	33,764	33,996	33,539	33,867
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE
TO ADJUSTED NET LOSS PER SHARE(c)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Net loss per share - assuming dilution*	$(0.38)	$(0.50)	$(0.79)	$(0.93)
Weighted average shares outstanding- assuming dilution	33,749	33,169	33,527	33,040
Net loss	(12,717)	(16,543)	(26,603)	(30,651)
Income tax provision	2,075	2,975	4,025	5,325
Loss before Income Taxes	(10,642)	(13,568)	(22,578)	(25,326)
Amortization of discount on convertible debt	3,566	2,864	6,665	5,650
Gain on convertible debt derivatives	(1,470)	(21)	(1,197)	(124)
Adjusted Loss before Income Taxes	(8,546)	(10,725)	(17,110)	(19,800)
Adjusted Income Taxes	2,075	2,975	4,025	5,325
Adjusted Net Loss(f)	$(10,621)	$(13,700)	$(21,135)	$(25,125)

Weighted Average Shares Outstanding - Assuming Dilution	33,749	33,169	33,527	33,040
Adjusted Net Loss per Share(c) - Assuming Dilution*	$(0.31)	$(0.41)	$(0.63)	$(0.76)
__________
Adjusted net loss per share (Adjusted EPS) and adjusted net loss are non-GAAP financial measures, which are defined at the end of this press release.

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA(e)

	Three Months Ended		Six Months Ended
(In thousands)	June 30		June 30
	2019	2018	2019	2018
Net Loss	$(12,717)	$(16,543)	$(26,603)	$(30,651)
Income tax provision	2,075	2,975	4,025	5,325
Interest expense - net	7,602	6,828	14,787	13,541
Gain on convertible debt derivatives	(1,470)	(21)	(1,197)	(124)
Operating Loss	(4,510)	(6,761)	(8,988)	(11,909)
Depreciation and amortization	3,911	3,589	7,809	7,700
EBITDA	(599)	(3,172)	(1,179)	(4,209)
Charges related to restructuring activities	1,321	344	2,013	745
Stock-based compensation expense	2,873	1,177	4,303	2,943
Adjusted EBITDA(e)	$3,595	$(1,651)	$5,137	$(521)

__________
"Adjusted EBITDA(e)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $26,007,000 and $53,123,000 for the three and six months ended June 30, 2019, respectively, compared to $34,164,000 and $67,273,000 for the three and six months ended June 30, 2018, respectively. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Six Months Ended
(In thousands)	June 30			June 30
	2019	2018	Change	2019	2018	Change
Revenues from external customers
Europe	$133,991	$138,896	$(4,905)	$258,835	$270,210	$(11,375)
North America	89,553	93,571	(4,018)	175,797	188,240	(12,443)
All Other (sales in Asia Pacific)	12,314	13,685	(1,371)	24,645	24,762	(117)
Consolidated	$235,858	$246,152	$(10,294)	$459,277	$483,212	$(23,935)

Operating income (loss)
Europe	$5,470	$5,171	$299	$11,252	$11,765	$(513)
North America	(1,243)	(7,257)	6,014	(5,622)	(13,797)	8,175
All Other*	(7,416)	(4,331)	(3,085)	(12,605)	(9,132)	(3,473)
Charge related to restructuring activities	(1,321)	(344)	(977)	(2,013)	(745)	(1,268)
Consolidated operating loss	(4,510)	(6,761)	2,251	(8,988)	(11,909)	2,921
Gain on convertible debt derivatives	1,470	21	1,449	1,197	124	1,073
Net Interest expense	(7,602)	(6,828)	(774)	(14,787)	(13,541)	(1,246)
Loss before income taxes	$(10,642)	$(13,568)	$2,926	$(22,578)	$(25,326)	$2,748

__________
* “All Other” consists of operating income (loss) associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intersegment eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following table provides net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) for the three-month and six-month periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended June 30, 2019 compared to June 30, 2018:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(3.5)%	(7.7)%	4.2%
North America	(4.3)	(0.4)	(3.9)
All Other (sales in Asia Pacific)	(10.0)	(6.1)	(3.9)
Consolidated	(4.2)	(4.8)	0.6

Six months ended June 30, 2019 compared to June 30, 2018:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(4.2)%	(7.3)%	3.1%
North America	(6.6)	(0.4)	(6.2)
All Other (sales in Asia Pacific)	(0.5)	(7.2)	6.7
Consolidated	(5.0)	(4.7)	(0.3)

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT SEQUENTIAL NET SALES (UNAUDITED)

The following tables provide net sales at reported rates for the quarters ended June 30, 2019 and March 31, 2019, respectively, and net sales for the quarter ended June 30, 2019 as translated at the foreign exchange rates for the quarter ended March 31, 2019 with each then compared to each other (constant currency sequential net sales(g)). The company began this disclosure in 2017 to illustrate the effect of its transformation on its segments and continues to do so while the transformation continues.

	2Q19 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	2Q19 at 1Q19 Foreign Exchange Rates	1Q19 at 1Q19 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$133,991	$1,394	$135,385	$124,844	$10,541	8.4%
North America	89,553	57	89,610	86,243	3,367	3.9
All Other (Asia Pacific)	12,314	290	12,604	12,332	272	2.2
Consolidated	$235,858	$1,741	$237,599	$223,419	$14,180	6.3%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)	June 30, 2019	December 31, 2018
Assets
Current Assets
Cash and cash equivalents	$89,511	$116,907
Trade receivables, net	120,072	119,743
Installment receivables, net	623	1,574
Inventories, net	123,721	128,123
Other current assets	34,050	31,063
Total Current Assets	367,977	397,410
Other Assets	3,669	6,360
Intangibles	25,561	26,506
Property and Equipment, net	44,252	45,984
Financing Lease Assets, net	27,388	28,322
Operating Lease Assets, net	21,185	—
Goodwill	377,551	381,273
Total Assets	$867,583	$885,855
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$86,051	$92,469
Accrued expenses	97,975	99,867
Current taxes payable	231	3,762
Current portion of financing lease obligations	2,258	2,110
Current portion of operating lease obligations	7,339	—
Total Current Liabilities	193,854	198,208
Long-Term Debt	233,435	225,733
Long-term Obligations - Financing Leases	27,103	27,802
Long-term Obligations - Operating Leases	14,054	—
Other Long-Term Obligations	67,211	74,965
Shareholders’ Equity	331,926	359,147
Total Liabilities and Shareholders’ Equity	$867,583	$885,855

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended		Six Months Ended
(In thousands)	June 30		June 30
	2019	2018	2019	2018
Net cash provided (used) by operating activities	$2,735	$(22,447)	$(19,853)	$(47,098)
Plus:
Sales of property and equipment	44	27	64	37
Less:
Purchases of property and equipment	(2,509)	(2,162)	(4,321)	(4,227)
Free Cash Flow(d)	$270	$(24,582)	$(24,110)	$(51,288)

Definitions of Non-GAAP Financial Measures
(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and six months ended June 30, 2019 and June 30, 2018, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as SG&A expense excluding the impact of foreign currency translation. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(c) "Adjusted net loss per share" ("Adjusted EPS") is a non-GAAP financial measure, which is defined as adjusted net loss(f) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss Per Share to Adjusted Net Loss per Share” table included in this press release.
(d) "Free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Provided (Used) by Operating Activities to Free Cash Flow” table included in this press release.
(e) "Adjusted Earnings Before Interest Taxes Depreciation and Amortization" ("Adjusted EBITDA") is a non-GAAP financial measure, which is defined as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities and stock-based compensation expense. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss to Adjusted EBITDA” table included in this press release.
(f) "Adjusted net loss" is a non-GAAP financial measure, which is defined as adjusted net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss excluding the amortization of convertible debt discounts recorded in interest expense ($3.6 million and $6.7 million pre-tax for the three and six months ended June 30, 2019, respectively, compared to $2.9 million and $5.7 million for the three and six months ended June 30, 2018, respectively), and net gain (loss) on convertible debt derivatives (net gain of $1.5 million and $1.2 million for the three and six months ended June 30, 2019, respectively, compared to a net gain of $0.0 million and $0.1 million for the three and six months ended June 30, 2018, respectively). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss per Share to Adjusted Net Loss Per Share” table included in this press release.

(g) "Constant currency sequential net sales" is a non-GAAP financial measure in which a given quarter's net sales are compared to the most recent prior quarter's net sales with each quarter's net sales translated at the foreign exchange rates for the quarter ended March 31, 2019. The "Business Segment Sequential Net Sales" table included in this press release compares net sales for the three months ended June 30, 2019 and March 31, 2019 to each other with each quarter translated at the foreign exchange rates for the three months ended March 31, 2019. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Sequential Net Sales" table included in this press release.